news release

FOR RELEASE AT 3:45 AM PDT
JULY 31, 2020

Chevron Announces Second Quarter 2020 Results
•Capital and operating cost reductions on track
•Second quarter loss of $8.3 billion; adjusted loss of $3.0 billion
•Includes non-cash net charges of $5.2 billion and a $310 million asset sale gain
•Enters agreement to acquire Noble Energy

San Ramon, Calif., July 31, 2020 – Chevron Corporation (NYSE: CVX) today reported a loss of $8.3 billion ($(4.44) per share - diluted) for second quarter 2020, compared with earnings of $4.3 billion ($2.27 per share - diluted) in second quarter 2019. Included in the current quarter were impairments and other net charges of $1.8 billion primarily associated with downward revisions to the company's commodity price outlook, severance accruals of $780 million, and a gain of $310 million on the sale of Azerbaijan assets. The company also fully impaired its $2.6 billion investment in Venezuela due to uncertainty associated with the current operating environment and overall outlook. Foreign currency effects decreased earnings by $437 million.
The adjusted loss of $3.0 billion ($(1.59) per share - diluted) in second quarter 2020 compares to adjusted earnings of $3.4 billion ($1.77 per share - diluted) in second quarter 2019. For a reconciliation of adjusted earnings/(loss), see Attachment 5.
Sales and other operating revenues in second quarter 2020 were $16 billion, compared to $36 billion in the year-ago period.
Earnings Summary

	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2020	2019	2020	2019
Earnings by business segment
Upstream	$(6,089)	$3,483	$(3,169)	$6,606
Downstream	(1,010)	729	93	981
All Other	(1,171)	93	(1,595)	(633)
Total (1)(2)	$(8,270)	$4,305	$(4,671)	$6,954
(1) Includes foreign currency effects	$(437)	$15	$77	$(122)
(2) Net income attributable to Chevron Corporation (See Attachment 1)
“The past few months have presented unique challenges,” said Michael K. Wirth, Chevron’s chairman of the board and chief executive officer. “The economic impact of the response to COVID-19 significantly reduced demand for our products and lowered commodity prices. Given the uncertainties associated with economic recovery, and ample oil and gas supplies, we made a downward revision to our commodity price outlook which resulted in asset impairments and

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other charges.” While demand and commodity prices have shown signs of recovery, they are not back to pre-pandemic levels, and financial results may continue to be depressed into the third quarter 2020.
“We reduced our capital budget in response to the current environment and are on track with our commitment to lower operating expense,” Wirth added. Second quarter organic capital expenditures were $3.0 billion, 40 percent below the quarterly budget, and year to date organic capital expenditures are on track with the company’s revised full year guidance of $14 billion. While second quarter 2020 operating expenses of $7.1 billion were up 13 percent from second quarter 2019, second quarter 2020 operating expenses, excluding severance accruals of $1 billion, were down 3 percent compared to the year ago period.
Chevron remains committed to its people, assets and operations in Venezuela. The current operating environment and overall outlook create significant uncertainties regarding recoverability of the company's investments, leading to a full impairment. Chevron will continue to fulfill its contractual obligations as permitted under the current sanctions and general license, with the intent to return to normal operations in due course.
“I'm proud of our employees' response to the health, economic and social crises facing the world,” Wirth added. “Our operations continue to run safely — providing the energy essential to every day life. We're transforming our company to be more efficient, agile and innovative. And we're having the difficult conversations about race and reaffirming our commitment to equal pay, equal opportunity and equal rights.”
“We're focused on what we can control. Our actions are guided by our values and our long-standing financial priorities: to protect the dividend, invest for long term value and maintain a strong balance sheet,” Wirth affirmed.
Additionally, the company recently announced that it entered into a definitive agreement with Noble Energy to acquire all of its outstanding shares in an all stock transaction. Wirth said, “Noble’s high-quality assets provide Chevron with low-cost, proved reserves and attractive undeveloped resources that will enhance an already advantaged Upstream portfolio. We believe this transaction will unlock significant value for shareholders of both companies.”
UPSTREAM
Worldwide net oil-equivalent production was 2.99 million barrels per day in second quarter 2020, a decrease of 3 percent from a year ago, and down 8 percent from first quarter 2020. The decrease was largely a result of curtailed production in response to low commodity prices and asset sales, partially offset by net production increases in a number of properties.

U.S. Upstream
	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2020	2019	2020	2019
Earnings	$(2,066)	$896	$(1,825)	$1,644
U.S. upstream operations reported a loss of $2.1 billion in second quarter 2020, compared with earnings of $896 million a year earlier. Included in the current quarter were charges of $1.3 billion for special items including impairments, write-offs and severance accruals. Sharply lower crude oil realizations also contributed to the decrease in earnings between periods.
The company’s average sales price per barrel of crude oil and natural gas liquids was $19 in second quarter 2020, down from $52 a year earlier. The average sales price of natural gas was $0.81 per thousand cubic feet in second quarter 2020, up from $0.68 in last year’s second quarter.

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Net oil-equivalent production of 991,000 barrels per day in second quarter 2020 was up 93,000 barrels per day from a year earlier. Production increases from shale and tight properties in the Permian Basin in Texas and New Mexico were partially offset by normal field declines and the effects of production curtailments due to market conditions. The net liquids component of oil-equivalent production in second quarter 2020 increased 5 percent to 747,000 barrels per day, while net natural gas production increased 29 percent to 1.46 billion cubic feet per day, compared to last year's second quarter.

International Upstream
	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2020	2019	2020	2019
Earnings*	$(4,023)	$2,587	$(1,344)	$4,962
*Includes foreign currency effects	$(262)	$22	$206	$(146)
International upstream operations reported a loss of $4.0 billion in second quarter 2020, compared with earnings of $2.6 billion a year ago. Special items included in second quarter 2020 include charges of $3.9 billion for impairments, write-offs and severance accruals and earnings of $0.7 billion associated with a gain on the Azerbaijan sale and tax items. Sharply lower crude oil realizations and lower crude oil and natural gas sales volumes also contributed to the decrease in earnings between periods. Foreign currency effects had an unfavorable impact on earnings of $284 million between periods.
The average sales price for crude oil and natural gas liquids in second quarter 2020 was $21 per barrel, down from $62 a year earlier. The average sales price of natural gas was $4.48 per thousand cubic feet in the quarter, compared with $5.43 in last year’s second quarter.
Net oil-equivalent production of 2.00 million barrels per day in second quarter 2020 decreased 189,000 barrels per day from second quarter 2019. The decrease is due to production curtailments associated with market conditions and OPEC+ restrictions combined with asset sale related decreases of 100,000 barrels per day. Partially offsetting these items were increased production entitlement effects. The net liquids component of oil-equivalent production decreased 7 percent to 1.08 million barrels per day in second quarter 2020, while net natural gas production of 5.52 billion cubic feet per day decreased 11 percent, compared to last year's second quarter.
DOWNSTREAM

U.S. Downstream
	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2020	2019	2020	2019
Earnings	$(988)	$465	$(538)	$682
U.S. downstream operations reported a loss of $988 million in second quarter 2020, compared with earnings of $465 million a year earlier. The decrease was mainly due to lower margins on refined product sales, lower sales volumes, lower earnings from 50 percent-owned Chevron Phillips Chemical Company and severance accruals, partially offset by lower maintenance and transportation costs.
Refinery crude oil input in second quarter 2020 decreased 39 percent to 581,000 barrels per day from the year-ago period, as the company cut refinery runs in response to the weak refining margin environment.

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Refined product sales of 827,000 barrels per day were down 35 percent from second quarter 2019, mainly due to gasoline, jet fuel and diesel demand destruction associated with the COVID-19 pandemic.

International Downstream
	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2020	2019	2020	2019
Earnings*	$(22)	$264	$631	$299
*Includes foreign currency effects	$(23)	$(9)	$37	$22
International downstream operations reported a loss of $22 million in second quarter 2020, compared with earnings of $264 million a year earlier. The decrease in earnings was largely due to lower margins on refined product sales and severance accruals, partially offset by lower shutdown and transportation costs. Foreign currency effects had an unfavorable impact on earnings of $14 million between periods.
Refinery crude oil input of 589,000 barrels per day in second quarter 2020 decreased 2 percent from the year-ago period.
Refined product sales of 1.10 million barrels per day in second quarter 2020 were down 13 percent from the year-ago period, mainly due to gasoline, jet fuel and diesel demand destruction associated with the COVID-19 pandemic.
ALL OTHER

	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2020	2019	2020	2019
Net Charges*	$(1,171)	$93	$(1,595)	$(633)
*Includes foreign currency effects	$(152)	$2	$(166)	$2
All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
Net charges in second quarter 2020 were $1.2 billion, compared with net earnings of $93 million in the year-ago period. The increase in net charges between periods was mainly due to absence of the Anadarko termination fee that was received in second quarter 2019, along with severance accruals that were recorded in the current period. Foreign currency effects increased net charges by $154 million between periods.
CASH FLOW FROM OPERATIONS
Cash flow from operations in the first six months of 2020 was $4.8 billion, compared with $13.8 billion in the corresponding 2019 period. Excluding working capital effects, cash flow from operations in the first six months of 2020 was $5.2 billion, compared with $14.1 billion in the corresponding 2019 period.
CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in the first six months of 2020 were $7.7 billion, compared with $10.0 billion in 2019. The amounts included $2.3 billion in 2020 and $3.1 billion in 2019 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 83 percent of the company-wide total in 2020. Second quarter 2020 capital expenditures were down 37% compared to second quarter 2019. Included in the 2020 period were inorganic capital expenditures of $0.3 billion associated with the downstream acquisition of Puma Energy (Australia) Holdings Pty Ltd.

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# # #
Contact: Sean Comey -- +1 925-842-5509
NOTICE
Chevron’s discussion of second quarter 2020 earnings with security analysts will take place on Friday, July 31, 2020, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Additional financial and operating information and other complementary materials will be available under “Events and Presentations” in the “Investors” section on the Chevron website.
As used in this news release, the term “Chevron” and such terms as “the company,” “the corporation,” “our,” “we,” “us” and “its” may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs.
Please visit Chevron’s website and Investor Relations page at www.chevron.com and www.chevron.com/investors, LinkedIn: www.linkedin.com/company/chevron, Twitter: @Chevron, Facebook: www.facebook.com/chevron, and Instagram: www.instagram.com/chevron, where Chevron often discloses important information about the company, its business, and its results of operations.
This press release includes adjusted earnings/(loss), which reflect earnings or losses excluding significant non-operational items including impairment charges, write-offs, gains on asset sales, unusual tax items, the Anadarko merger termination fee, foreign currency effects and other special items. We believe it is useful for investors to consider these figures in comparing the underlying performance of our business across periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss) as prepared in accordance with U.S. GAAP. A reconciliation to net income (loss) attributable to Chevron Corporation is shown in Attachment 5.
CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This news release contains forward-looking statements relating to Chevron's operations that are based on management's current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “may,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on schedule,” “on track,” “is slated,” “goals,” “objectives,” “strategies,” “opportunities,” “poised” “potential” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company's control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Key factors that could cause actual results to differ materially from those projected in the forward-looking statements relating to Chevron’s announced acquisition of Noble Energy include, among others, the ability to obtain the requisite Noble Energy stockholder approval; uncertainties as to the timing to consummate the potential transaction; the risk that a condition to closing the potential transaction may not be satisfied; the risk that regulatory approvals are not obtained or are obtained subject to conditions that are not anticipated by the parties; the effects of disruption to Chevron’s or Noble Energy’s respective businesses; the effect of this communication on Chevron’s or Noble Energy’s stock prices; the effects of industry, market, economic, political or regulatory conditions outside of Chevron’s or Noble Energy’s control; transaction costs; Chevron’s ability to achieve the benefits from the proposed transaction, including the anticipated annual run-rate operating and other cost synergies and accretion to return on

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capital employed, free cash flow, and earnings per share; Chevron’s ability to promptly, efficiently and effectively integrate acquired operations into its own operations; unknown liabilities; and the diversion of management time on transaction-related issues. Other important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices and demand for our products and production curtailments due to market conditions; crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; public health crises, such as pandemics (including coronavirus (COVID-19)) and epidemics, and any related government policies and actions; changing economic, regulatory and political environments in the various countries in which the company operates; general domestic and international economic and political conditions; changing refining, marketing and chemicals margins; the company's ability to realize anticipated cost savings, expenditure reductions and efficiencies associated with enterprise transformation initiatives; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of the company's suppliers, vendors, partners and equity affiliates, particularly during extended periods of low prices for crude oil and natural gas during the COVID-19 pandemic; the inability or failure of the company's joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company's operations due to war, accidents, political events, civil unrest, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond the company's control; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions; the potential liability resulting from pending or future litigation; the company's future acquisitions or dispositions of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, tariffs, sanctions, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; material reductions in corporate liquidity and access to debt markets; the receipt of required Board authorizations to pay future dividends; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company's ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 18 through 21 of the company's 2019 Annual Report on Form 10-K and in subsequent filings with the U.S. Securities and Exchange Commission. Other unpredictable or unknown factors not discussed in this news release could also have material adverse effects on forward-looking statements.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 1
(Millions of Dollars, Except Per-Share Amounts)
(unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended June 30		Six Months Ended June 30
REVENUES AND OTHER INCOME	2020	2019	2020	2019

Sales and other operating revenues	$15,926	$36,323	$45,631	$70,512
Income from equity affiliates	(2,515)	1,196	(1,550)	2,258
Other income	83	1,331	914	1,280
Total Revenues and Other Income	13,494	38,850	44,995	74,050
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	8,144	20,835	23,653	40,538
Operating expenses *	7,198	6,360	13,270	12,331
Exploration expenses	895	141	1,053	330
Depreciation, depletion and amortization	6,717	4,334	11,005	8,428
Taxes other than on income	965	1,047	2,132	2,108
Interest and debt expense	172	198	334	423
Total Costs and Other Deductions	24,091	32,915	51,447	64,158
Income (Loss) Before Income Tax Expense	(10,597)	5,935	(6,452)	9,892
Income tax expense (benefit)	(2,320)	1,645	(1,756)	2,960
Net Income (Loss)	(8,277)	4,290	(4,696)	6,932
Less: Net income (loss) attributable to noncontrolling interests	(7)	(15)	(25)	(22)
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$(8,270)	$4,305	$(4,671)	$6,954

* Includes operating expense, selling, general and administrative expense, and other components of net periodic benefit costs

PER-SHARE OF COMMON STOCK
Net Income (Loss) Attributable to Chevron Corporation
- Basic	$(4.44)	$2.28	$(2.51)	$3.68
- Diluted	$(4.44)	$2.27	$(2.51)	$3.66

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,853,313	1,889,265	1,857,793	1,888,637
- Diluted	1,853,313	1,902,977	1,857,793	1,901,869

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended June 30		Six Months Ended June 30
	2020	2019	2020	2019
Upstream
United States	$(2,066)	$896	$(1,825)	$1,644
International	(4,023)	2,587	(1,344)	4,962
Total Upstream	(6,089)	3,483	(3,169)	6,606
Downstream
United States	(988)	465	(538)	682
International	(22)	264	631	299
Total Downstream	(1,010)	729	93	981
All Other (1)	(1,171)	93	(1,595)	(633)
Total (2)	$(8,270)	$4,305	$(4,671)	$6,954

SELECTED BALANCE SHEET ACCOUNT DATA (Preliminary)	Jun. 30, 2020	Dec. 31, 2019
Cash and Cash Equivalents	$6,855	$5,686
Marketable Securities	$59	$63
Total Assets	$223,403	$237,428
Total Debt	$34,053	$26,973
Total Chevron Corporation Stockholders' Equity	$134,118	$144,213

	Three Months Ended June 30		Six Months Ended June 30
CAPITAL AND EXPLORATORY EXPENDITURES(3)	2020	2019	2020	2019
United States
Upstream	$1,011	$1,956	$3,028	$3,827
Downstream	178	671	454	1,054
Other	45	52	139	131
Total United States	1,234	2,679	3,621	5,012

International
Upstream	1,496	2,415	3,380	4,736
Downstream	573	189	721	266
Other	3	5	8	8
Total International	2,072	2,609	4,109	5,010
Worldwide	$3,306	$5,288	$7,730	$10,022
(1) Includes worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.
(2) Net Income (Loss) Attributable to Chevron Corporation (See Attachment 1).
(3) Includes interest in affiliates:
United States	$56	$81	$175	$171
International	1,019	1,531	2,083	2,973
Total	$1,075	$1,612	$2,258	$3,144

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 3
(Billions of Dollars)
(unaudited)

SUMMARIZED STATEMENT OF CASH FLOWS (Preliminary)[1]
	Six Months Ended June 30
OPERATING ACTIVITIES	2020	2019
Net Income (Loss)	$(4.7)	$6.9
Adjustments
Depreciation, depletion and amortization	11.0	8.4
Distributions less than income from equity affiliates	2.3	(1.3)
Loss (gain) on asset retirements and sales	(0.6)	(0.1)
Net foreign currency effects	—	0.1
Deferred income tax provision	(2.5)	0.4
Net decrease (increase) in operating working capital	(0.4)	(0.3)
Other operating activity	(0.2)	(0.3)
Net Cash Provided by Operating Activities	$4.8	$13.8

INVESTING ACTIVITIES
Capital expenditures	(5.2)	(6.5)
Proceeds and deposits related to asset sales and returns of investment	1.9	0.9
Net maturities of (investments in) time deposits	—	1.0
Other investing activity(2)	(1.1)	(0.6)
Net Cash Used for Investing Activities	$(4.4)	$(5.3)

FINANCING ACTIVITIES
Net change in debt	7.0	(4.1)
Cash dividends — common stock	(4.8)	(4.5)
Net sales (purchases) of treasury shares	(1.6)	(0.8)
Distributions to noncontrolling interests	—	—
Net Cash Used for Financing Activities	$0.6	$(9.4)

EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(0.1)	—
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$0.9	$(0.8)
(1) Totals may not match sum of parts due to presentation in billions.
(2) Primarily borrowings of loans by equity affiliates.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 4
(unaudited)

OPERATING STATISTICS (1)	Three Months Ended June 30		Six Months Ended June 30
NET LIQUIDS PRODUCTION (MB/D): (2)	2020	2019	2020	2019
United States	747	710	775	700
International	1,077	1,153	1,120	1,169
Worldwide	1,824	1,863	1,895	1,869
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,462	1,130	1,513	1,146
International	5,524	6,197	5,787	6,006
Worldwide	6,986	7,327	7,300	7,152
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	991	898	1,027	891
International	1,997	2,186	2,084	2,170
Worldwide	2,988	3,084	3,111	3,061
SALES OF NATURAL GAS (MMCF/D):
United States	3,863	3,744	4,113	3,998
International	5,430	6,007	5,828	5,922
Worldwide	9,293	9,751	9,941	9,920
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	219	204	227	202
International	104	120	122	116
Worldwide	323	324	349	318
SALES OF REFINED PRODUCTS (MB/D):
United States	827	1,278	993	1,235
International (5)	1,104	1,263	1,188	1,339
Worldwide	1,931	2,541	2,181	2,574
REFINERY INPUT (MB/D):
United States	581	960	773	911
International	589	599	612	634
Worldwide	1,170	1,559	1,385	1,545

(1) Includes interest in affiliates.
(2) Includes net production of synthetic oil:
Canada	63	49	60	50
Venezuela Affiliate	—	—	—	5
(3) Includes natural gas consumed in operations (MMCF/D):
United States	49	31	48	34
International	572	614	590	611
(4)    Oil-equivalent production is the sum of net liquids production, net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	351	340	353	365

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 5
(Millions of Dollars)
(unaudited)

RECONCILIATION OF NON-GAAP MEASURES
	Three Months Ended June 30, 2020			Three Months Ended June 30, 2019			Six Months Ended June 30, 2020			Six Months Ended June 30, 2019
	Pre- Tax	Income Tax	After-Tax	Pre-Tax	Income Tax	After-Tax	Pre- Tax	Income Tax	After-Tax	Pre-Tax	Income Tax	After-Tax
REPORTED EARNINGS
U.S. Upstream			$(2,066)			$896			$(1,825)			$1,644
Int'l Upstream			(4,023)			2,587			(1,344)			4,962
U.S. Downstream			(988)			465			(538)			682
Int'l Downstream			(22)			264			631			299
All Other			(1,171)			93			(1,595)			(633)
Net Income (Loss) Attributable to Chevron			$(8,270)			$4,305			$(4,671)			$6,954

SPECIAL ITEMS
U.S. Upstream
Impairments & write-offs	$(1,575)	$385	$(1,190)	$—	$—	$—	$(1,575)	$385	$(1,190)	$—	$—	$—
Severance accruals	(157)	37	(120)	—	—	—	(157)	37	$(120)	—	—	—
Int'l Upstream
Asset sale gains	310	—	310	—	—	—	550	—	550	—	—	—
Impairments & write-offs	(4,106)	516	(3,590)	—	—	—	(4,106)	516	$(3,590)	—	—	—
Severance accruals	(374)	84	(290)	—	—	—	(374)	84	$(290)	—	—	—
Tax Items	—	380	380	—	180	180	—	820	$820	—	180	180
U.S. Downstream
Severance accruals	(109)	29	(80)	—	—	—	(109)	29	$(80)	—	—	—
Int'l Downstream
Severance accruals	(79)	19	(60)	—	—	—	(79)	19	$(60)	—	—	—
All Other
Severance accruals	(295)	65	(230)	—	—	—	(295)	65	$(230)	—	—	—
Anadarko merger termination fee	—	—	—	1,000	(260)	740	—	—	—	1,000	(260)	740
Total Special Items	$(6,385)	$1,515	$(4,870)	$1,000	$(80)	$920	$(6,145)	$1,955	$(4,190)	$1,000	$(80)	$920

FOREIGN CURRENCY EFFECTS
Int'l Upstream			$(262)			$22			$206			$(146)
Int'l Downstream			(23)			(9)			37			22
All Other			(152)			2			(166)			2
Total Foreign Currency Effects			$(437)			$15			$77			$(122)

ADJUSTED EARNINGS/(LOSS)*
U.S. Upstream			$(756)			$896			$(515)			$1,644
Int'l Upstream			(571)			2,385			960			4,928
U.S. Downstream			(908)			465			(458)			682
Int'l Downstream			61			273			654			277
All Other			(789)			(649)			(1,199)			(1,375)
Total Adjusted Earnings/(Loss)			$(2,963)			$3,370			$(558)			$6,156

Total Adjusted Earnings/(Loss) per share			$(1.59)			$1.77			$(0.30)			$3.24

* Adjusted Earnings/(Loss) is defined as Net Income (loss) attributable to Chevron Corporation excluding special items and foreign currency effects.